Exhibit 4.2

INTERNATIONAL GAME TECHNOLOGY PLC

 2021 EQUITY INCENTIVE PLAN

INTERNATIONAL GAME TECHNOLOGY PLC

2021 EQUITY INCENTIVE PLAN

SECTION 1.     Purposes; Definitions

(a)	The purposes of this Plan are to focus directors and employees on business performance that creates shareholder value, to encourage innovative approaches to the business of the Company and to encourage ownership of Shares by directors and employees of the Company and its Subsidiaries.

(b)	For purposes of this Plan, the following terms are defined as set forth below:

“Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company.

“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Shares.

“Award” means a Share Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share Unit, or Other Share-Based Award granted pursuant to the terms of this Plan.

“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award, as amended from time to time.

“Business Combination” has the meaning set forth in Section 10(e)(iii) (Change in Control Provisions).

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or if it does not define “Cause,” then any of the following: (A) an Eligible Individual’s violation of his or her obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (B) an act or omission by an Eligible Individual resulting in his or her being charged with a criminal offense that constitutes a felony or involves moral turpitude or dishonesty; (C) conduct by an Eligible Individual that constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of the Company’s code of conduct or a fiduciary duty to the Company or its shareholders; or (D) the determination by the Board or senior management of the Company that an Eligible Individual has violated state, federal, or applicable foreign law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

“Change in Control” has the meaning set forth in Section 10(e) (Change in Control Provisions).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder, and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

“Commission” means the United States Securities and Exchange Commission or any successor agency.

“Committee” has the meaning set forth in Section 2(a) (Administration).

“Company” means International Game Technology PLC, a public limited company organized under the laws of England and Wales.

“Corporate Transaction” has the meaning set forth in Section 3(c) (Shares Subject to Plan).

“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

“Effective Date” has the meaning set forth in Section 12(a) (Term, Amendment and Termination).

“Eligible Individuals” means directors and employees of the Company or any of its Subsidiaries, and prospective directors and employees who have accepted offers of employment from or arrangements to perform services as directors for the Company or its Subsidiaries.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Except as otherwise provided by the Committee in accordance with the foregoing, with respect to any given date, the closing reported sales price on such date (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of a Share on the Applicable Exchange. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Section 409A of the Code.

“Free-Standing SAR” has the meaning set forth in Section 5(b) (Share Options and Share Appreciation Rights).

“Full-Value Award” means any Award other than a Share Option or Share Appreciation Right.

“Government Agencies” has the meaning set forth in Section 14(j) (General Provisions).

“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

“Individual Agreement” means an employment or similar agreement between a Participant and the Company or one of its Subsidiaries.

“Investors” means, collectively, De Agostini S.p.A., a joint stock company organized under the laws of Italy, and DeA Partecipazioni S.p.A., a joint stock company organized under the laws of Italy.

“Other Share-Based Award” means Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Shares, including (without limitation) unrestricted shares, dividend equivalents, and convertible debentures.

“Outstanding Company Shares” has the meaning set forth in Section 10(e)(i) (Change in Control Provisions).

“Outstanding Company Voting Securities” has the meaning set forth in Section 10(e)(i) (Change in Control Provisions).

“Participant” means an Eligible Individual to whom an Award is or has been granted.

“Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards.

“Performance Period” means the time period established by the Committee during which the achievement of the applicable Performance Goals is to be measured.

“Performance Share Unit” means any Award granted under Section 8 ( Performance Share Units) of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof as set forth in the Award Agreement, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

“Plan” means the International Game Technology PLC 2021 Equity Incentive Plan, as set forth herein and as hereinafter amended from time to time.

“Prior Plan” means the International Game Technology PLC 2015 Equity Incentive Plan.

“Replaced Award” has the meaning set forth in Section 10(b) (Change in Control Provisions).

“Replacement Award” has the meaning set forth in Section 10(b) (Change in Control Provisions).

“Restricted Share” means an Award granted under Section 6 ( Restricted Shares).

“Restricted Share Units” means an Award granted under Section 7(a) (Restricted Share Units).

“Restriction Period” means any period designated by the Committee during which (i) Restricted Shares may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Award Agreement relating to such award, or (ii) the conditions to vesting applicable to Restricted Share Units or other Awards shall remain in effect.

“Separation from Service” has the meaning set forth in the definition of “Termination of Service.”

“Share” means an ordinary share, nominal value $0.10 per share, of the Company.

“Share Appreciation Right” has the meaning set forth in Section 5(b)(i) (Share Options and Share Appreciation Rights).

“Share Change” has the meaning set forth in Section 3(c) (Shares Subject to Plan).

“Share Option” means an Award granted under Section 5(a) (Share Options and Share Appreciation Rights).

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

“Tandem SAR” has the meaning set forth in Section 5(b) (Share Options and Share Appreciation Rights).

“Term” means the maximum period during which a Share Option or Share Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as provided in the Plan or specified in the applicable Award Agreement.

“Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services as a director for, the Company or any of its Subsidiaries. For the avoidance of doubt, a Participant who ceases to be employed by the Company or any of its Subsidiaries, but continues performing services as a director for the Company or any of its Subsidiaries, will not be deemed to have incurred a Termination of Service. Unless otherwise determined by the Committee, a Participant employed by, or performing services as a director for, a Subsidiary or a division of the Company or its Subsidiaries shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary or division ceases to be a Subsidiary or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or director for, the Company or another Subsidiary. Subject to Section 409A of the Code, temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant who is subject to Section 409A of the Code shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

(c)	In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.     Administration

(a)	Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing. Subject to Section 11(a) (Section 16(b); Section 409A; Section 457A), any authority granted to the Committee may be exercised by the full Board and, in such instances, references herein to the Committee shall mean the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)	to determine whether and to what extent Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Share Units, Other Share-Based Awards, or any combination thereof are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(a) (Share Options and Share Appreciation Rights)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company, or any Subsidiary or Affiliate) and any acceleration of vesting or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine, including upon a Termination of Service;

(v)	to modify, amend, or adjust the terms and conditions of any Award (subject to Sections 5(a) and 5(b) (Share Options and Share Appreciation Rights)), at any time or from time to time, including, but not limited to, Performance Goals;

(vi)	to determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

(vii)	to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(viii)	to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan as it shall from time to time deem advisable;

(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)	to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan; and

(xii)	to otherwise administer this Plan.

(b)	Procedures.

(i)	Except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11 (Section 16(b); Section 409A; Section 457A), (i) a majority of the Committee shall constitute a quorum and the Committee may act by a majority of those present at a meeting, at which a quorum is present, and (ii) the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii)	Subject to applicable law, no member of the Board or Committee or any person to whom the Committee delegates any of its responsibilities and powers hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and any person to whom the Committee delegates any of its responsibilities and powers hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s organizational documents) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

(c)	Discretion of the Committee. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegated authority at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated individual pursuant to the provisions of this Plan shall be final, binding, and conclusive on all persons, including the Company, Participants, and Eligible Individuals.

(d)	Cancellation or Suspension. Subject to Section 5(e) (Share Options and Share Appreciation Rights), the Committee shall have full power and authority to determine whether, to what extent, and under what circumstances any Award shall be cancelled or suspended.

(e)	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement being signed (or acknowledged electronically) by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 (Term, Amendment and Termination).

SECTION 3.     Shares Subject to Plan

(a)	Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be the sum of (i) 16,000,000 Shares, and (ii) the number of Shares available for future grant under the Prior Plan as of the Effective Date. Shares subject to an Award under this Plan may be authorized and unissued Shares.

(b)	Rules for Calculating Shares Delivered.

(i)	To the extent that any Award granted under this Plan or the Prior Plan is forfeited, terminates, expires, becomes unexercisable or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under this Plan.

(ii)	If the exercise price of any Share Option or Share Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award after payment of the exercise price and/or tax withholding obligations shall be deemed to have been granted for purposes of Section 3(a) (Shares Subject to Plan).

(c)	Adjustment Provision.

(i)	In the event of a merger, consolidation, acquisition of property or shares, share rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the maximum limitation set forth in Section 3(a) (Shares Subject to Plan) upon Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards.

In the event of a share dividend, share split, reverse share split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation, or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders (each, a “Share Change”), the Committee shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the maximum limitations set forth in Section 3(a) (Shares Subject to Plan) upon Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards.

In the case of Corporate Transactions or a Share Change (if applicable), such adjustments may include, without limitation, (I) the cancellation of outstanding Awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Shares receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Share Option or Share Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Share Option or Share Appreciation Right shall conclusively be deemed valid); (II) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (III) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(ii)	The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Commission.

(d)	Section 409A. Notwithstanding Section 3(c) (Shares Subject to Plan), in respect of Participants who are subject to Section 409A of the Code: (i) any adjustments made pursuant to Section 3(c) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(c) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there is no resulting imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

SECTION 4.     Eligibility

Awards may be granted under this Plan to Eligible Individuals.

SECTION 5.     Share Options and Share Appreciation Rights

(a)	Share Options. Share Options may be granted alone or in addition to other Awards granted under this Plan. Share Options granted hereunder shall not be designated as “incentive stock options” for purposes of Section 422 of the Code.

(b)	Types and Nature of Share Appreciation Rights. Share Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with a Share Option, or “Free-Standing SARs,” which are not granted in conjunction with a Share Option. Upon the exercise of a Share Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Share Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Share Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or a combination thereof, or shall expressly reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Share Appreciation Right.

(c)	Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Share Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Share Option is exercisable in accordance with the provisions of this Section 5 (Share Options and Share Appreciation Rights), and shall have the same exercise price as the related Share Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Share Option, and the related Share Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)	Exercise Price. The exercise price per Share subject to a Share Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date.

(e)	No Repricing. In no event may any Share Option or Share Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(c) (Shares Subject to Plan), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Share Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Share Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

(f)	Term. The Term of each Share Option and each Free-Standing SAR shall be fixed by the Committee, but no Share Option or Free-Standing SAR shall be exercisable more than ten years after its Grant Date.

(g)	Exercisability. Except as otherwise provided herein, Share Options and Free-Standing SARs shall be exercisable at such time or times as shall be determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement may also include any provisions as to continued employment or continued service as consideration for the grant or exercise of such Share Option or Free-Standing SAR, as well as provisions as to Performance Goals, and any other provisions that may be advisable to comply with applicable laws, regulations or the rulings of any governmental authority.

(h)	Method of Exercise. Subject to the provisions of this Section 5 (Share Options and Share Appreciation Rights), Share Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the Term thereof by giving written notice of exercise to the Company specifying the number of Shares subject to the Share Option or Free-Standing SAR to be purchased. In the case of the exercise of a Share Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Share Options multiplied by the applicable exercise price). The exercise price for Share Options may be paid upon such terms as shall be set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Share Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Share Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver Shares (or other evidence of ownership of Shares satisfactory to the Company) with a Fair Market Value equal to the exercise price as payment.

(i)	Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Share Option or Share Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld (if any). A Participant shall not have the rights of a shareholder of the Company holding the class or series of shares that is subject to such Share Option or Share Appreciation Right until (i) the Participant has given written notice of exercise, (ii) if requested, the Participant has given the representation described in Section 14(a) (General Provisions), (iii) in the case of a Share Option, the Participant has paid the aggregate exercise price for such Share Options and applicable taxes in full, and (iv) the shares have been issued to the Participant and the Participant is a shareholder holder of record.

(j)	Non-Transferability of Share Options and Share Appreciation Rights. No Share Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution; or (ii) in the case of a Share Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). A Tandem SAR shall be transferable only with the related Share Option as permitted by the preceding sentence. Any Share Option or Share Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Share Option is transferred pursuant to this Section 5 (Share Options and Share Appreciation Rights), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

SECTION 6.     Restricted Shares

(a)	Administration. Restricted Shares are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Shares will be awarded, the number of Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, including those contained in Section 6(d) (Restricted Shares).

(b)	Book-Entry Registration. Restricted Shares shall be evidenced through book-entry registration. If any certificate is issued in respect of Restricted Shares, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the ordinary shares represented hereby are subject to the terms and conditions (including forfeiture) of the International Game Technology PLC 2021 Equity Incentive Plan and an award agreement. Copies of such Plan and agreement are available from the People and Transformation department of International Game Technology PLC.”

(c)	Terms and Conditions. An Award of Restricted Shares shall be subject to such terms and conditions, and to such restrictions against sale, transfer, or other disposition, as may be set forth in the applicable Award Agreement. The Committee may remove, modify, or accelerate the removal of forfeiture conditions and other restrictions on any Restricted Shares for such reasons as the Committee may deem appropriate. In the event of the death of a Participant following the transfer of Restricted Shares to him or her, the legal representative of the Participant, the beneficiary designated in writing by the Participant during his or her lifetime, or the person receiving such Shares under the Participant’s will or under the laws of descent and distribution shall take such Shares, subject to the same restrictions, conditions, and provisions in effect at the time of the Participant’s death, to the extent applicable, unless otherwise set forth in the applicable Award Agreement.

(d)	Non-Transferability of Restricted Shares. Subject to the provisions of this Plan and the applicable Award Agreement, during and until the expiration of the Restriction Period, if any, the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Shares of Restricted Shares.

(e)	Shareholder Rights. Except as provided in this Section 6 (Restricted Shares) or the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Shares, all of the rights of a shareholder of the Company holding the class or series of Shares that is the subject of the Restricted Shares, including, if applicable, the right to vote the Shares and the right to receive any dividends (subject to Section 14(d) (General Provisions)); provided that the Award Agreement may specify whether, to what extent, and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Shares, or other property corresponding to the dividends payable on the Shares.

SECTION 7.     Restricted Share Units

(a)	Nature of Awards. Restricted Share Units are Awards denominated in Shares that shall be settled, subject to the terms and conditions of the Award Agreement evidencing the Restricted Share Units, in an amount in cash, Shares, or a combination thereof, based upon the Fair Market Value of a specified number of Shares (“Restricted Share Units”).

(b)	Terms and Conditions. An Award of Restricted Share Units shall be subject to such terms and conditions, including vesting and forfeiture, as may be set forth in the applicable Award Agreement. The Committee may accelerate the vesting of any Restricted Share Units for such reasons as the Committee may deem appropriate. An Award of Restricted Share Units shall be settled as and when the Restricted Share Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(c)	Non-Transferability of Restricted Share Units. Subject to the provisions of this Plan and the applicable Award Agreement, during the Restriction Period, if any, the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Restricted Share Units.

(d)	Dividend Equivalents. The Award Agreement for Restricted Share Units shall specify whether, to what extent, and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Shares, or other property corresponding to the dividends payable on the Shares (subject to Section 14(d) (General Provisions)).

SECTION 8.     Performance Share Units

Performance Share Units may be issued hereunder to Eligible Individuals for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Share Unit. The conditions for grant or vesting and the other provisions of Performance Share Units (including, without limitation, any applicable Performance Goals) need not be the same with respect to each recipient. Performance Share Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

SECTION 9.     Other Share-Based Awards

Other Share-Based Awards may be granted either alone or in conjunction with other Awards granted under this Plan.

SECTION 10.     Change in Control Provisions

(a)	General. The provisions of this Section 10 shall, subject to Section 3(c) (Shares Subject to Plan), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b)	Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement:

(i)	all then-outstanding Share Options and Share Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(c) (Shares Subject to Plan) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”); and

(ii)	any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)).

(c)	Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(c) (Shares Subject to Plan); (iii) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)	Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause within 24 months following a Change in Control:

(i)	all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)); and

(ii)	unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Share Option or Share Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Share Option or Share Appreciation Right.

(e)	Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)	The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of either (A) the then outstanding ordinary shares of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (IV) any acquisition by the Investor or any Person controlled by, controlling, or under common control with the Investor, or (V) any acquisition pursuant to a transaction that complies mutatis mutandis with clauses (A) or (B) of Section 10(e)(iii); or

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its Subsidiaries with a third party other than any Investor or any Person controlled by, controlling or under common control with any Investor or sale or other disposition of all or substantially all of the assets of the Company to a third party other than any Investor or any Person controlled by, controlling, or under common control with any Investor (a “Business Combination”), where such third party (excluding any entity resulting from such Business Combination or any parent of such entity, any employee benefit plan (or related trust) of the Company, such entity resulting from such Business Combination or such parent, and any Investor and any Person controlled by, controlling, or under common control with any Investor) comes to beneficially own, directly or indirectly, 30% or more, respectively, of the then outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, or (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. For the sake of clarity, no Change in Control shall be deemed to have occurred for so long as at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) resulting from the Business Combination are appointed at the time of the Business Combination by the same ultimate individuals and entities who, directly or indirectly, were the beneficial owners of more than 50% of the Outstanding Company Voting Securities immediately prior to such Business Combination; or

(iv)	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 11.   Section 16(b); Section 409A; Section 457A

(a)	The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, to the extent that Section 16(b) is applicable to the Company, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

(b)	This Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts in respect of Awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service, to the extent required to avoid the imposition of tax penalties under Section 409A of the Code. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the Participant’s estate within 30 days following the date of the Participant’s death.

(c)	This Plan is intended to comply with the requirements of Section 457A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 457A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 457A of the Code.

SECTION 12.     Term, Amendment and Termination

(a)	Effectiveness. This Plan will be submitted to the Company’s shareholders at its 2021 Annual General Meeting of Shareholders and, if approved by the Company’s shareholders, will be effective as of such date (the “Effective Date”).

(b)	Termination. This Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

(c)	Amendment of the Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration, or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation, to avoid the imposition of tax penalties under Section 409A of the Code, Applicable Exchange listing standards, or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)	Amendment of Awards. Subject to Section 5(e) (Share Options and Share Appreciation Rights)), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law (including tax law), Applicable Exchange listing standards, or accounting rules.

SECTION 13.   Unfunded Status of Plan

It is presently intended that this Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

SECTION 14.     General Provisions

(a)	Conditions for Issuance. The Committee may, in its discretion, require each Person purchasing or receiving Shares pursuant to an Award to represent to, and agree with, the Company in writing that such Person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or Award Agreements hereunder, the Company shall not be required to issue or deliver any Shares under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state, federal, or foreign law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state, federal, or foreign governmental agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)	No Contract of Employment. This Plan and the Award Agreements hereunder shall not constitute a contract of employment or for services, and the adoption of this Plan shall not confer upon any employee or director any right to continued employment or provision of services, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee or provision of services of any director to the Company or any Subsidiary at any time for any reason.

(c)	Required Taxes. No later than the date as of which an amount with respect to any Award under this Plan first becomes includible in the gross income of a Participant or subject to withholding for federal, state, local, or foreign income or employment or other tax purposes, such Participant shall pay to the Company or the applicable Affiliate, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise payable to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

(d)	Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Shares and the payment of Shares with respect to dividends to Participants holding Awards under this Plan shall only be permissible if sufficient Shares are available under Section 3 (Shares Subject to Plan) for such reinvestment or payment (taking into account then-outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Share Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Share Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Share Units on the terms contemplated by this Section 14(d).

(e)	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

(f)	Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or cancelled shall revert to the Company.

(g)	Governing Law and Interpretation. This Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of England and Wales, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(h)	Non-Transferability. Except as otherwise provided in Sections 5(j) (Share Options and Share Appreciation Rights), 6(d) (Restricted Shares), and 7(c) (Restricted Share Units), the applicable Award Agreement or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

(i)	Clawback. All Awards under the Plan shall be subject to any clawback, recoupment, or forfeiture provisions required by law and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time, or otherwise in accordance with any policies adopted by the Board or a committee thereof and which are in effect as of the Grant Date (“Clawback Policy”). By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Board or a committee thereof to comply with applicable law or stock exchange listing requirements).

(j)	Protected Rights. Nothing contained in this Plan is intended to limit the Participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state, foreign or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.